Petrol Oil and Gas Initiates $10 Million Drilling and Development Project on Prolific Coal Creek Project; Petrol to Drill and Develop 82,000 Acres of Coal Bed Methane Property in Kansas

LAS VEGAS, Dec 06, 2005 (BUSINESS WIRE) -- Petrol Oil and Gas, Inc. (OTCBB: POIG) announced today it has initiated a $10 million drilling and development plan for its Coal Creek project, located in southeast Kansas. The Coal Creek plan involves drilling and developing approximately 82,000 acres of Coal Bed Methane (CBM) and other gas reserves in Coffey County Kansas for which Petrol holds a 100% working interest. To support the development activities, Petrol filed 30 drilling intents and finished drilling two salt water disposal (SWD) wells in the area. The entire project is anticipated to encompass about 500 production wells, 4 SWD wells and several large networks of gas gathering pipelines and processing systems.

"We are excited to commence drilling on this property," said Paul Branagan, Petrol's Chairman and CEO. "As we have already successfully drilled and tested 12 wells on the property for CBM and other natural gas reserves, we have been planning the development of Coal Creek for the past several months while we finalized our recent $50 million financing package. With the first $10 million funded in early November, Petrol filed 30 drilling intents, 28 for gas production and 2 for SWD purposes. We divided our large 82,000 acre Coal Creek Project into three separate operational areas to take advantage of efficiently connecting and transporting produced natural gas into the interstate pipelines that cross our leases.

Petrol's first Coal Creek production wells are currently being drilled in the Burlington area along with one of the SWD wells. The other SWD well was just drilled in the Waverly area, roughly 8 miles to the northeast of the Burlington area. Petrol intends to provide operational updates for the Coal Creek project as it rapidly moves forward with the drilling and infrastructure program.

Petrol's existing 12 CBM wells will be incorporated with 10 new production wells to form the basis for Phase I development of the Burlington area. Phase I development of the Waverly area will start with 18 new production wells.

Forward-Looking Statement: The statements in this press release regarding the development of the Coal Creek property, total acreage included in the project, the actual number of wells to be drilled in the project, availability of the remaining funds under the financing package and Petrol's ability to fully implement its development plan are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Petrol Oil and Gas, Inc.

CONTACT: Petrol Oil and Gas, Inc. Investor Information, 702-454-7318 www.petroloilandgas.com or CEOcast, Inc. for Petrol Oil and Gas Ed Lewis, 212-732-4300, Ext. 225